CERTIFICATE
OF
AMENDMENT TO ARTICLES OF INCORPORATION
OF
PLAYERS NETWORK
a Nevada corporation

Pursuant to and in accordance with the provision of Nevada Revised Statues (“NRS”) Section 78.403, the undersigned does hereby declare and certify that:

This certificate correctly sets forth the text of the Corporation’s articles of incorporation as amended to the date hereof, and the restated articles of incorporation of the Corporation are as follows:

IV.  CAPITAL STOCK: The Corporation’s authorized capital consists of one hundred and fifty million (150,000,000) shares of common stock having a par value of $0.001 per share (“Common Stock”) and twenty-five million (25,000,000) shares of preferred stock having a par value of $0.001 per share (“Preferred Stock”).

Shares of Preferred Stock of the Corporation may be issued from time to time in one or more series, each of which shall have distinctive designation or title as shall be determined by the Board of Directors of the Corporation (“Board of Directors”) prior to the issuance of any shares thereof. Preferred Stock shall have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated in such resolution or resolutions providing for the issue of such class or series of Preferred Stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of the directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

IN WITNESS WHEREOF, this Certificate of Amendment to the Articles of Incorporation has been signed by the Chief Executive Officer of this corporation as of May 31, 2007.

By:	/s/ Mark Bradley
Mark Bradley, CEO